Exhibit 8.1

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel: +1.212.859.8000 Fax: +1.212.859.4000 www.friedfrank.com Fried, Frank, Harris, Shriver & Jacobson LLP

April 14, 2022

RedBall Acquisition Corp.

667 Madison Avenue

16th Floor

New York, NY 10065

Ladies and Gentlemen:

We have acted as counsel to RedBall Acquisition Corp., a Cayman Islands exempted company (“Parent”), in connection with the Mergers, as defined in the Business Combination Agreement and Plan of Reorganization (as amended and as may be further amended from time to time, the “Business Combination Agreement”), dated as of October 13, 2021, by and among Parent, SeatGeek, Inc., a Delaware corporation (the “Company”), Showstop Merger Sub I Inc., a Delaware corporation (“Merger Sub One”) and Showstop Merger Sub II LLC, a Delaware limited liability company (“Merger Sub Two”). All capitalized terms used herein but not otherwise defined have the meaning ascribed to them in the Business Combination Agreement.

At your request, and in connection with the filing of the Form S-4 by Parent with the Securities and Exchange Commission (File No. 333-260610) (the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, we are rendering our opinions regarding certain U.S. federal income tax matters.

In connection with these opinions, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Business Combination Agreement; (ii) the Registration Statement, including the joint proxy statement/prospectus forming a part thereof; (iii) the factual statements and representations made by and on behalf of Parent in its tax representation letter (the “Tax Representation Letter”), dated as of the date hereof and delivered to us for purposes of these opinions and pursuant to Section 8.3(b) of the Business Combination Agreement; and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

In rendering these opinions, we have assumed, with your permission, that (1) all parties to the Business Combination Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Business Combination Agreement and such other documents, (2) each of the Transactions will be consummated pursuant to and in accordance with the terms of the Business Combination Agreement, and as described in the Registration Statement, (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Parent, the Company, Merger Sub One and Merger Sub Two in the Business Combination Agreement, the Registration Statement and the Tax Representation Letter are and, at all times up to and including the Second Effective Time, will continue to be true, complete and correct, (4) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Parent, the Company, Merger Sub One and Merger Sub Two in the Business Combination Agreement, the Registration Statement and the Tax Representation Letter that are qualified by the knowledge and/or belief of any person or entity are and, at all times up to and including the Second Effective Time, will continue to be true, complete and correct as though not so qualified, (5) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to and including the Second Effective Time, there will be no plan, intention, understanding or agreement, and (6) for U.S. federal income tax purposes, Parent will treat the Domestication as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct in all respects at all times up to and including the Second Effective Time, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Transactions are consummated other than in accordance with the terms of the Business Combination Agreement, our opinions as expressed below may be adversely affected.

Our opinions are based on the Code, the United States Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement either opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinions.

Based upon and subject to the foregoing, and to the qualifications and limitations set forth herein, and in reliance upon the representations and assumptions described herein, we hereby confirm our opinions set forth in the Registration Statement under the captions “U.S. Federal Income Tax Considerations--U.S. Holders—Effects of the Domestication on U.S. Holders” and “U.S. Federal Income Tax Considerations--U.S. Holders—Mergers”, subject to the qualifications, limitations and assumptions set forth therein and herein. Our opinions expressed in this letter are given only as of the effectiveness of the Registration Statement, and we undertake no responsibility to update or supplement this letter after the date of the effectiveness of the Registration Statement for any reason.

Our opinions relate solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Transactions. Our opinions are limited to legal rather than factual matters and have no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with either of our opinions.

The opinions expressed herein are being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of these opinions with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to these opinions in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP